Exhibit 10.30

STOCK PURCHASE AND SALE AGREEMENT

          This Stock Purchase and Sale Agreement (“Agreement”) entered into this _________ day of _________, 2006 by and between Wisconsin Rural Enterprise Fund, LLC (“WREF”), a Wisconsin Limited Liability Company, and BioDrain Medical, Inc. (“BioDrain”), a Minnesota Corporation.

          WHEREAS, WREF has loaned BioDrain $12,500.00 (“WREF Loan”), which is evidenced by a note from BioDrain to WREF (“BioDrain Note”); and

          WHEREAS, the current principal balance of the WREF Loan is $12,500.00; and

          WHEREAS, BioDrain has agreed to issue and WREF has agreed to accept 13,000 shares of BioDrain common stock as payment in full of the WREF Loan; and

          WHEREAS, the Northwest Wisconsin Business Development Corporation (“NWBDC”) loaned BioDrain $25,000.00 under its Micro Loan Program (“Micro Loan”) and

          WHEREAS, the balance due under the Micro Loan as of December 1, 2006, will be $25,965.03; and

          WHEREAS, NWBDC loaned BioDrain $18,000,00 under its Tech Seed Loan Program (“Tech Loan”); and

          WHEREAS, the balance due under the Tech Loan as of December 1, 2006 will be $18,000.00 in principal and $3,103.42 in interest; and

          WHEREAS, WREF wishes to purchase an additional 30,000 shares of BioDrain common stock under the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is agreed by and between the parties as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1 WREF Loan. At Closing, and as payment in full of the WREF Loan, BioDrain shall issue 13,000 shares of BioDrain common stock to WREF.

1.2 Sale. BioDrain shall sell 30,000 shares of BioDrain common stock to WREF for the price of $1.00 per share payable in cash or equivalent at Closing, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, except for transfer restrictions under state and federal securities laws (the 13,000 shares and the 30,000 shares shell be collectively referred to as the “Shares”).

1.3 Purchase. Subject to the terms and conditions of this Agreement and upon receipt of the Shares and Warrant, WREF shall pay BioDrain the sum of $30,000,00 (“Purchase Price”) and mark the BioDrain Note “Paid in Full.”

ARTICLE II
WARRANT

          BioDrain grants WREF a warrant to purchase a total of 35,000 fully paid and non-assessable assessable shares of BioDrain common stock at the price of $1.00 per share (the “Warrant”). The Warrant shall expire on December 31, 2011 and may be exercised in whole or in part and at any time or from time to time on or before December 31, 2011. The Warrant shall be in form reasonably acceptable to WREF. The shares purchased under the Warrant shall be free and clear of all lions, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, except for transfer restrictions under state and federal securities laws.

ARTICLE III
CLOSING

          Upon all the terms and conditions of Article IV being met, WREF shall promptly deliver to BioDrain $30,000.00 and the BioDrain Note marked “Paid in Full” and BioDrain shall simultaneously deliver to WREF 43,000 fully paid and non-assessable shares of BioDrain common stock and the Warrant. Unless extended by mutual written agreement of the parties, the sale and purchase of the Shares must take place on or before December 1, 2006 (“Closing Date”), or this Agreement and any other agreements entered into by either or both of the parties in connection with this transaction shall be null and void.

ARTICLE IV
CONTINGENCIES TO CLOSING

4.1 WREF’s obligation to close this transaction is contingent upon the fulfillment of the following conditions or their waiver by WREF:

A. A person chosen by WREF shall have been elected to serve on the Board of Directors of BioDrain until such time as BioDrain is no longer indebted to WBIC. At that time BioDrain at its discretion and with due consideration given to opinions expressed by WREF, would determine whether WREF would continue to hold a Board seat. The decision would be based as well on the limit of Board seats to seven people and any requests for additional Board seats by any large, new investors.

B. BioDrain shall pay $25,965.03 to NWBDC as payment in full of the Micro Loan.

C. BioDrain shall pay $3,103.42 to NWBDC as payment of interest accrued to December 1, 2006, on the Tech Loan.

D. BioDrain shall sign a renewal note in the amount of $18,000.00 representing the principal balance due on the Tech Loan, Said note shall mature on December 1, 2007; have a fixed rate of interest of 8.0% per annum; and monthly payments of interest only due January 1, 2007, and on the first day of each consecutive month thereafter.

E. BioDrain shall issue 5,000 shares of its common stock to Wisconsin Business Innovation Corporation (“WBIC”) in payment of technical assistance provided by WBIC. The shares issued to WBIC shall be free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, except for transfer restrictions under state and federal securities laws

F. All the representations and warranties made by BioDrain in this Agreement shall be true and correct in all material respects as of the date of tins Agreement and the Closing Date.

G. No material adverse change shell have occurred and no event shall have occurred which, in the judgment of WREF, might have a material adverse effect on BioDrain.

H. Delivery of the Shares and Warrant

I. BioDrain shall have obtained all necessary approvals from its Board of Directors concerning the terms of this Agreement

4.2 BioDrain’s obligation to close this transaction is contingent upon the fulfillment of the following conditions or their waiver by BioDrain:

A. All the representation and warranties made by WREF in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date.

B. Payment of the Purchase Price.

C. Receipt of the BioDrain Note marked “Paid in Full.”

ARTICLE V
CONTINUING CONDITIONS

5.1 So long as WREF is a shareholder of BioDrain of BioDrain is indebted to WREF, the following conditions shall be binding on BioDrain:

A. In the event that BioDrain issues one or more new classes or series of stock, each new class or series of stock shall be subject to a right of first refusal in favor of WREF. If BioDrain in receipt of a subscription agreement or other offer to purchase (“Offer”) of any shares of any class or series of stock from any person or entity other than WREF, BioDrain shall, prior to acceptance of the Offer, and as a condition to the validity of any such acceptance, send a complete copy of the Offer to WREF, together with written notice to WREF (“BioDrain’s Notice”) that WREF has the right to purchase. on the same terms and conditions (on a per share basis) specified in the Offer, up to the number of shares necessary for WREF to maintain its percentage ownership in BioDrain prior to the Offering on a fully diluted basis after the Offering.

          WREF shall have seven (7) days from receipt of BioDrain’s Notice to notify BioDrain of its intention to purchase all or a portion of the stock in accordance with BioDrain’s Notice. If WREF purchases fewer than all of the shares of stock it could purchase to maintain its percent ownership, it shall state in its notice to BioDrain the number of shares of stock it intends on purchasing.

          If WREF does not notify BioDrain within said seven (7) days of its intention to purchase all or a portion of the stock as aforesaid, then BioDrain shall have the right to sell the stock to the party that made the Offer, but solely according to the terms and conditions indicated in the Offer. If WREF notifies BioDrain that it will only purchase a portion of the stock that it could purchase, BioDrain may sell the remaining shares to the party who made the Offer solely according to the terms and conditions indicated in the Offer. If the stock is not transferred or conveyed to the offeree upon the terms and conditions in the Offer within four (4) months from the date WREF received BioDrain’s Notice, then the BioDrain’s Notice theretofore given shall be void, and the requirement that BioDrain comply with the above procedure shall be reinstated, and WREF’s Right of First Refusal shall remain in full force and effect. No sale, transfer, conveyance or other disposition of stock from any new class or series shall be effective unless BioDrain shall have first complied in full with the provisions of this Article V.

          If WREF exercises its Right of First Refusal, WREF shall purchase the shares of BioDrain stock set forth in its notice within thirty (30) days of BioDrain receiving WREF’s notice exercising this Right of First Refusal. BioDrain agrees to transfer the stock to WREF free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, except for transfer restrictions under state and federal securities laws

B. If BioDrain sells or otherwise transfers, to any person or entity other than WREF, any shares of BioDrain stock, whether authorized now or in the future, at a price that is less than the weighted average of the price paid per share for all BioDrain shares owned by WREF, BioDrain shall transfer to WREF, at no cost to WREF, the number of shares of the same class or series of stock determined as follows:

1. Subtract the price paid per share for the BioDrain stock purchased by the third party from the weighted average of the price paid per share for all shares of BioDrain stock owned by WREF.

2. Multiply the amount calculated in paragraph 1 above by the total number of shares of BioDrain stock owned by WREF.

3. Divide the amount calculated in paragraph 2 above by the purchase price of each share of BioDrain stock transferred to the third party, which is equal to the number of shares of BioDrain stock to be transferred to WREF.

4. For example, if WREF owned 70,000 shares of BioDrain stock, a third party purchased 1000 shares of BioDrain stock at $0.80 per share and the weighted average of all shares of BioDrain stock was $1.00 per share, BioDrain would transfer 17,500 shares of stock to WREF - $1.00 - $0.80 - $0.20; $0.20 x 70,000 shares - $14,000; $14,000/$0.80/shares - 17,500 shares.

5.3 So long as WREF is a shareholder of BioDrain or BioDrain is indebted to WREF, BioDrain shall locate and maintain a significant business presence in Northwest Wisconsin.

ARTICLE VI
FINANCIAL STATEMENTS

6.1 BioDrain shall provide quarterly, in-house financial statements to WREF within 60 days of the end of each fiscal quarter, commencing with the quarter ending March 31, 2007.

6.2 BioDrain shall provide WREF an annual audited or reviewed financial statement within 90 days of its fiscal year end, commencing for the year ending December 31, 2006.

ARTICLE XII
BIODRAIN’S REPRESENTATIONS AND WARRANTIES

          BioDrain represents and warranties to WREF as follows:

7.1 BioDrain has issued only one class and/or series of shares.

7.2 The current shareholders of BioDrain and the number of shares owned by each shareholder are listed on Exhibit A.

7.3 Except as set forth on Exhibit B, there are no outstanding warrants, options, preemptive rights, or other rights to purchase or acquire any shares in BioDrain.

7.4 BioDrain is duly incorporated, in good standing and validly existing under the laws of Minnesota and is duly licensed or qualified and in good standing in Wisconsin and all jurisdictions where the ownership or leasing of property or the nature of business transacted makes such qualification necessary, or where the failure to qualify would have a material adverse effect on the business or financial condition of BioDrain. BioDrain has the power and authority to own its properties and carry on its business as now conducted and as currently proposed to be conducted and to enter into, execute and deliver this Agreement and to perform its obligations hereunder.

7.5 This Agreement has been duly authorized by all necessary action on the part of BioDrain.

7.6 The execution, delivery and performance of the Agreement are duly authorized and are not in contravention of or conflict with any term or provision of BioDrain’s Articles of Incorporation or Bylaws, or, if in conflict, shall be amended to allow the actions contemplated this Agreement.

7.7 This Agreement is a valid, binding and the legally enforceable obligation of BioDrain in accordance with its terms.

7.8 The execution, delivery and performance of this Agreement does not require the consent or approval of any governmental body or other regulatory authority and are not in contravention of or conflict with any law, rule, regulation, order, writ, judgment, decree, determination or award currently in effect.

7.9 The execution, delivery and performance of this Agreement is not in contravention or in conflict with any agreement, indenture, or undertaking to which BioDrain is a party or by which it or any of its property may be bound or affected, and does not cause any lien, charge or other encumbrance to be created or imposed upon any such properly by reason thereof.

7.10 There is no litigation or other proceeding pending or threatened against or affecting BioDrain, including without limitation, a filing under the Bankruptcy Code, an assignment for the benefit of Creditors, or receivership of BioDrain imposed by a third party and it is not in default with respect to any order, writ, injunction, decree, or demand of any court or other governmental regulatory authority.

7.11 BioDrain, as of the date hereof, possesses or has applied for all necessary trademarks, trade names, copyrights, patents, patent rights, licenses, permits and franchises to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents, license, permits and franchise rights of others.

7.12 BioDrain has good and marketable title to all of the assets listed on the most recent balance sheet provided to WREF (other than inventory and other assets sold in the ordinary course of business) free and clear of any encumbrance of any kind, except liens securing debt reflected on said balance sheet. All assets necessary for the continued operation of BioDrain’s business as it is currently being conducted are owned by BioDrain or subject to valid leasehold interests.

7.13 BioDrain is not in default of any obligation, covenant, or condition contained in any bond, debenture, note or other evidence of indebtedness or any mortgage or collateral instrument securing the same.

7.14 BioDrain is current on all federal, state, and local taxes including, but not limited to income, payroll, real estate, and sales taxes and it has timely filed all federal, state and local tax returns.

7.15 No real property currently or previously owned or operated by BioDrain (collectively, the “Real Property”) has been used by BioDrain or any other party, for the purpose of storing, disposal or treatment of any hazardous, toxic or dangerous substance, waste or material (“Hazardous Materials”) in violation of any federal, state or local laws relating to pollution, protection of the environment or worker health and safety (collectively, the “Environmental Laws”). There has been no release or threatened release of Hazardous Materials on the Real Property by BioDrain or by any other party. BioDrain has not received any notice of any asserted present or past failure by BioDrain or by any other party to comply with any Environmental Laws or any rule or regulation adopted pursuant to such laws in connection with the Real Property.

          BioDrain has not transported Hazardous Materials, or arranged for the transportation of Hazardous Materials to any disposal, treatment or storage site which is the subject of federal, state or local enforcement actions, other governmental or private investigations, or which may lead to claims against BioDrain for clean-up costs, remedial work or for damages.

          There have not been and there are presently no underground storage tanks, as defined under federal or applicable state law, located on any real property currently owned, leased or otherwise controlled by BioDrain.

7.16 All financial statements provided by BioDrain, except as set forth in the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on it basis consistent with the BioDrain’s past practices, are complete and correct, in all material respects, and present fairly the financial condition of BioDrain at the dates of said statements and the results of its operations for the periods covered.

7.17 BioDrain has not violated, and is not violating, any laws, regulations or permits which apply to the ownership of its assets or the conduct of its business.

7.18 Since BioDrain’s inception, there have been no written notices, citations or decisions by any governmental authority that my product produced, manufactured, marketed or distributed at any time by BioDrain (“Products”) is defective or fails to meet any applicable federal, state, foreign or other laws, regulations, orders and other legal requirements. There have been no recalls, field notifications or seizures ordered or, to the knowledge of BioDrain, threatened by any governmental authority with respect to any Products.

ARTICLE XIII
WREF’S REPRESENTATIONS AND WARRANTIES

8.1 WREF recognizes that an investment in BioDrain is speculative, involves a high degree of risk, that the purchase of the Shares is a long-term investment, that transferability and sale of the Shares is restricted in many ways, and that in the event of disposition of the Shares it could sustain a loss, either from an economic standpoint or as a result of income tax obligations or both. WREF can bear the economic risk of an investment in the Shares for an indefinite period of time and can afford a complete loss of such investment.

8.2 WREF has obtained, to the extent it deems necessary, its own professional advice with respect to the risks inherent in investment in BioDrain, the suitability of the investment in light of WREF’s financial condition and investment needs, and legal, tax and accounting matters.

8.3 WREF has been given access to full and complete information regarding BioDrain, including the opportunity to ask questions of and receive answers from the officers of BioDrain, and has utilized such access to WREF’s satisfaction. This section is not intended to limit the scope of the representations, warranties and covenants of BioDrain contained in this Agreement.

8.4 In connection with WREF’s purchase of the Shares, it represents and warrants that it is its intention to acquire the Shares for its own account for investment purposes and not with a view to or for resale in connection with any distribution thereof.

8.5 WREF understands that neither the Shares nor any shares purchased by WREF in the future may be sold except pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) and any applicable state securities laws, or if, in the opinion of counsel acceptable to BioDrain, such registration is not required. WREF agrees that WREF will not sell or assign either the Shares or any shares it purchases in the future without registration under all applicable securities laws or appropriate exemptions therefrom.

8.6 WREF understands and acknowledges that the Shares and any shares purchased by WREF in the future have not been registered under the Act or under applicable state securities laws and are being issued pursuant to exemptions therefrom which depend upon WREF’s investment intention. Further, WREF understands that it is the position of the Securities and Exchange Commission and the Minnesota securities division that the statutory basis for such exemption would not exist if the representations made herein merely mean that WREF’s present intention is to hold either the Shares or any shares purchased in the future for a deferred sale, for a market rise, or for a sale if the market does not rise, if a market ever develops, or for a year or any other fixed period in the future.

8.7 WREF is not an accredited investor as that term is defined in the Act.

8.8 WREF is duly organized, in good standing and validly existing under the laws of Wisconsin and has the power and authority to carry on its business as now conducted, and to enter into, execute and deliver the Agreement and to perform its obligation hereunder.

8.9 The Agreement has been duly authorized by all necessary action on the part of WREF.

8.10 This Agreement is a valid, binding and legally enforceable obligation of WREF in accordance with its terms.

8.11 The execution, delivery and performance of this Agreement does not require the consent of approval of any governmental body or other regulatory authority and are not in contravention of or conflict with any law, rule, regulation, order, writ, judgment, decree, determination or award currently in effect.

8.12 The execution, delivery and performance of this Agreement is not in contravention or in conflict with any agreement, indenture, or undertaking to which WREF is a party or by which it or any of its property may be bound or affected, and does not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

ARTICLE IX
NOTICES

          All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party hereto if mailed by certified mail, return receipt requested, at the addresses set forth below:

Wisconsin Rural Enterprise Fund 1400 South River Street Spooner, WI 54801

BioDrain Medical, Inc. 699 Minnetonka Highlands Orono, MN 55356-9728

ARTICLE X
INDEMNIFICATION

10.1 Subject to Section 11.4, WREF agrees to indemnify, reimburse, defend and hold harmless BioDrain from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation defense or settlement of any of the foregoing less any undisputable net tax benefits recognized by the party seeking indemnification as a result of the matter winch is the subject of the indemnification claim (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to:

A. any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by WREF in this Agreement or any other document delivered by WREF at the Closing; or

B. any breach of or failure by WREF to perform any covenant or obligation of WREF set out or contemplated in this Agreement or any other document delivered by WREF at the Closing.

10.2 By BioDrain. Subject to Section 11.4, BioDrain agrees to indemnify, reimburse, defend and hold harmless WREF and its officers, directors, partners, employees, agents, successors, assigns and affiliates from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

              (a) any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by BioDrain in this Agreement or any other document delivered by BioDrain at the Closing; or

(b) any breach of or failure by BioDrain to perform any covenant or obligation of BioDrain set out or contemplated in this Agreement or any other document delivered by BioDrain at the Closing.

10.3 Promptly after the receipt by any party hereto of notice of any claims or the commencement of any action or proceeding by a third party (i.e. a party who is not a party to this Agreement), such party hereto will, if a claim with respect thereto is to be made against an indemnifying party, pursuant to Section 11.1 or 11.2 hereof, give such indemnifying party written notice of such claim or the commencement of such action or proceeding. In the case of a claim asserted by a third party, such indemnifying party shall have the right, at its option to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If any indemnifying party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate with the indemnifying party and its counsel in the compromise of, or defense against, any such asserted liability. In this event, the indemnified and indemnifying parties shall have the right to participate in the defense of such asserted liability and to approve any compromise or settlement, which approval shall not be unreasonably withheld.

10.4 Other Claims. After becoming aware of a claim for indemnification under this Article XII not involving any third party claim, the indemnified party shall give notice to the indemnifying party of such claim and the amount the indemnified party will be entitled to receive hereunder from the indemnifying party; provided, however, that the failure of the indemnified party to give notice shall not relieve the indemnifying party of its obligations under this Article XII except to the extent (if any) that the indemnifying party shall have been actually prejudiced thereby. If the indemnified party does not receive an objection in writing (a “Notice of Disagreement”) to such indemnification claim within thirty (30) days of receiving notice thereof, the indemnified party shall be entitled to recover promptly from the indemnifying party the amount of such claim, and no later objection by the indemnifying party shall be permitted. If the indemnifying party agrees that it has an indemnification obligation but objects in a timely-delivered Notice of Disagreement that it is obligated to pay only a lesser amount, the indemnified party shall nevertheless be entitled to recover promptly from the indemnifying party the lesser amount, without prejudice to the indemnified party’s claim for the difference.

ARTICLE XI
MISCELLANEOUS

11.1 This Agreement shall be interpreted under the laws of the State of Wisconsin.

11.2 This agreement shall be binding upon and inure to the benefit of the respective parties and their successors and or assigns. Any assignment of the rights of BioDrain or WREF hereunder shall be subject to the written consent of the other party.

11.3 The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to WREF or BioDrain in connection with this Agreement will survive the Closing Date.

11.4 WREF and BioDrain will each pay all of their respective legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof.

11.5 This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

11.6 No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

11.7 If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

11.8 This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

11.9 The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

          WHEREFORE, the parties have entered into this Agreement on the date first noted above.

Wisconsin Rural Enterprise Fund, LLC

By

Carl Melchiors, President

(SEAL)
Attest

Myron Schuster, Secretary
BioDrain Medical, Inc.

By

(SEAL)
Attest